SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549




                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934




   Date of Report (Date of earliest event reported):  January 21, 1997


               SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
              (Exact name of registrant as specified in its charter)


      Connecticut                1-9157                   06-1157778
   (State or other             (Commission             (I.R.S. Employer
   jurisdiction of              File Number)            Identification No.)
   incorporation)


   227 Church Street, New Haven, Connecticut              06510
   (Address of principal executive offices)             (Zip Code)


   Registrant's telephone number, including area code:  (203)  771-5200


                               Not Applicable
          (Former name or former address, if changed since last report)












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Item 5. Other Events.

    The registrant announced that fourth quarter net income was $44.3 million or $0.67 per share compared with a net loss for the fourth quarter 1995 of $(646.4) million or $(9.92) per share after an extraordinary non-cash charge related to the adoption of an accounting methodology used by companies in competitive environments. Fourth quarter 1995 operating earnings before that charge were $0.62 per share. Consolidated revenues and sales for the fourth quarter 1996 were up 6.1 percent to $491.9 million.

    Net income for 1996 was $192.8 million or $2.94 per share compared with a net loss for 1995 of $(518.3) million or $(7.99) per share after the extraordinary charge and previously announced special items. Operating earnings for 1995 before that charge and special items were $2.72 per share. Consolidated revenues and sales for the year were up 6.9 percent to $1,941.9 million. Wireline revenues increased 6.1 percent as interstate/international long distance revenues more than doubled, access lines grew 4.3 percent or a record 90,000 lines in 1996 and the registrant had strong growth in vertical services like SNET SmartLink. The increase in access lines resulted from higher centrex demand from business customers as well as second residential lines. Wireless revenues climbed 26.6 percent to $219.2 million, partly due to cellular acquisitions. Information and Entertainment revenues were up 1.8 percent to $184.2 million.

    The registrant also announced that it is conducting a detailed examination of Year 2000 implications for its computer data systems and business processes and estimates that related expenses will be in the $15-$20 million range for 1997.

The news release providing these announcements is filed as an exhibit hereto and is incorporated herein by reference.


Item 7. Financial Statements, Pro forma Financial
         Information and Exhibits.

    Exhibit 20.  News release issued January 21, 1997.


















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                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          SOUTHERN NEW ENGLAND
                                          TELECOMMUNICATIONS CORPORATION



Dated:  January 22, 1997                By:     /s/Madelyn M. DeMatteo
                                                   Madelyn M. DeMatteo
                                                        Secretary







































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              SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

                                   FORM 8-K

                                EXHIBIT INDEX




     Exhibit
     Number

       20   News release issued January 21, 1997.